EXHIBIT 2.1

                                                                EXECUTION COPY







                        AGREEMENT AND PLAN OF MERGER



                                   AMONG



                           FIRST DATA CORPORATION


                           FB MERGING CORPORATION




                                    AND



                              PAYMENTECH, INC.



                         DATED AS OF MARCH 22, 1999




                             TABLE OF CONTENTS

                        AGREEMENT AND PLAN OF MERGER

                                  ARTICLE I
                                                                        Page
                                                                        ----
 THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 Section 1.1  Contributions of Cash and Shares to Holdco . . . . . . . . . 2
 Section 1.2  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . 2
 Section 1.3  Effective Time . . . . . . . . . . . . . . . . . . . . . . . 3
 Section 1.4  Effects of the Merger  . . . . . . . . . . . . . . . . . . . 3
 Section 1.5  Charter and By-laws; Directors and Officers. . . . . . . . . 3
 Section 1.6  Conversion of Securities . . . . . . . . . . . . . . . . . . 3
 Section 1.7  Exchange of Certificates . . . . . . . . . . . . . . . . . . 4
 Section 1.8  Further Assurances . . . . . . . . . . . . . . . . . . . . . 6
 Section 1.9  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . 6

                                 ARTICLE II

 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB . . . . . . . . . 7
 Section 2.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . 7
 Section 2.2  Authority  . . . . . . . . . . . . . . . . . . . . . . . . . 7
 Section 2.3  Consents and Approvals; No Violations  . . . . . . . . . . . 7
 Section 2.4  Information Supplied . . . . . . . . . . . . . . . . . . . . 9
 Section 2.5  Financing  . . . . . . . . . . . . . . . . . . . . . . . . . 9
 Section 2.6  Ownership of the Company's Capital Stock . . . . . . . . . . 9
 Section 2.7  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . 9

                                 ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . 9
 Section 3.1  Organization, Standing and Power . . . . . . . . . . . . . . 9
 Section 3.2  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  10
 Section 3.3  Capital Structure  . . . . . . . . . . . . . . . . . . . .  10
 Section 3.4  Authority  . . . . . . . . . . . . . . . . . . . . . . . .  11
 Section 3.5  Consents and Approvals; No Violation . . . . . . . . . . .  11
 Section 3.6  SEC Documents and Other Reports  . . . . . . . . . . . . .  12
 Section 3.7  Information Supplied.  . . . . . . . . . . . . . . . . . .  13
 Section 3.8  Absence of Certain Changes or Events . . . . . . . . . . .  13
 Section 3.9  Permits and Compliance . . . . . . . . . . . . . . . . . .  14
 Section 3.10 Tax Matters.  . . . . . . . . . . . . . . . . . . . . . .   15
 Section 3.11 Actions and Proceedings.  . . . . . . . . . . . . . . . .   15
 Section 3.12 Certain Agreements. . . . . . . . . . . . . . . . . . . .   16
 Section 3.13 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . .   16
 Section 3.14 Liabilities; Services . . . . . . . . . . . . . . . . . .   18
 Section 3.15 Labor Matters . . . . . . . . . . . . . . . . . . . . . .   19
 Section 3.16 Intellectual Property; Software; Year 2000  . . . . . . .   19
 Section 3.17 Title to and Sufficiency of Assets. . . . . . . . . . . .   20
 Section 3.18 Required Vote of Company Stockholders . . . . . . . . . .   20
 Section 3.19 Environmental Matters  . . . . . . . . . . . . . . . . . .  20
 Section 3.20 Customers and Employees  . . . . . . . . . . . . . . . . .  21
 Section 3.21 Insurance. . . . . . . . . . . . . . . . . . . . . . . . .  22
 Section 3.22 Transactions with Affiliates . . . . . . . . . . . . . . .  22
 Section 3.23 Brokers . . . . . . . . . . . . . . . . . . . . . . . . .   23
 Section 3.24 State Takeover Statute  . . . . . . . . . . . . . . . . .   23

                                 ARTICLE IV

 COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . . . . . . . . . .  23
 Section 4.1  Conduct of Business Pending the Merger . . . . . . . . . .  23
 Section 4.2  No Solicitation  . . . . . . . . . . . . . . . . . . . . .  26
 Section 4.3  Third Party Standstill Agreements  . . . . . . . . . . . .  28

                                  ARTICLE V

 ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  28
 Section 5.1  Stockholder Meeting  . . . . . . . . . . . . . . . . . . .  28
 Section 5.2  Access to Information  . . . . . . . . . . . . . . . . . .  29
 Section 5.3  Costs and Expenses; Termination Fee  . . . . . . . . . . .  29
 Section 5.4  Stock Options  . . . . . . . . . . . . . . . . . . . . . .  30
 Section 5.5  Reasonable Best Efforts  . . . . . . . . . . . . . . . . .  31
 Section 5.6  Public Announcements . . . . . . . . . . . . . . . . . . .  32
 Section 5.7  State Takeover Laws  . . . . . . . . . . . . . . . . . . .  32
 Section 5.8  Indemnification; Directors and Officers Insurance  . . . .  32
 Section 5.9  Notification of Certain Matters  . . . . . . . . . . . . .  33
 Section 5.10 Certain Litigation  . . . . . . . . . . . . . . . . . . .   33
 Section 5.11 Revolving Credit Agreement  . . . . . . . . . . . . . . .   33

                                 ARTICLE VI

 CONDITIONS PRECEDENT TO THE MERGER  . . . . . . . . . . . . . . . . . .  34
 Section 6.1  Conditions to Each Party's Obligation to Effect the
              Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  34
 Section 6.2  Additional Conditions to Obligations of Parent and
              Merger Sub . . . . . . . . . . . . . . . . . . . . . . . .  34
 Section 6.3  Additional Conditions to Obligation of the Company  . . .   35

                                 ARTICLE VII

 TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . .  36
 Section 7.1  Termination  . . . . . . . . . . . . . . . . . . . . . . .  36
 Section 7.2  Effect of Termination  . . . . . . . . . . . . . . . . . .  37
 Section 7.3  Amendment  . . . . . . . . . . . . . . . . . . . . . . . .  37
 Section 7.4  Extension; Waiver  . . . . . . . . . . . . . . . . . . . .  37

                                ARTICLE VIII

 GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
 Section 8.1  Non-Survival of Representations, Warranties and
              Agreements . . . . . . . . . . . . . . . . . . . . . . . .  38
 Section 8.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . .  38
 Section 8.3  Interpretation; Definitions  . . . . . . . . . . . . . . .  39
 Section 8.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . .  42
 Section 8.5  Entire Agreement; No Third-Party Beneficiaries . . . . . .  42
 Section 8.6  Governing Law  . . . . . . . . . . . . . . . . . . . . . .  42
 Section 8.7  Assignment . . . . . . . . . . . . . . . . . . . . . . . .  43
 Section 8.8  Severability . . . . . . . . . . . . . . . . . . . . . . .  43
 Section 8.9  Enforcement of this Agreement  . . . . . . . . . . . . . .  43


 EXHIBITS
 --------

 Exhibit A Stockholder Agreement
 Exhibit B Contribution Agreement
 Exhibit C Amendments to Certificate of Incorporation of the Company




                        AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER, dated as of March 22, 1999 (this "Agreement"), among First Data Corporation, a Delaware corporation ("Parent"), FB Merging Corporation, a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of FDC Offer Corporation, which in turn is a Delaware corporation ("Holdco") and a wholly-owned subsidiary of Parent, and Paymentech, Inc., a Delaware corporation (the "Company") (Merger Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                            W I T N E S S E T H:

           WHEREAS, BANK ONE CORPORATION, a Delaware corporation ("Bank One"), through its wholly-owned subsidiary First USA Financial, Inc., a Delaware corporation ("First USA"), owns an aggregate of 19,979,081 shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"; shares of Company Common Stock being hereinafter referred to as the "Shares");

           WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the merger of Merger Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share not owned directly or indirectly by Parent, Bank One, the Company or any of their Subsidiaries (including, without limitation, Merger Sub) (other than such Shares held by Parent, Bank One, the Company or any of their Subsidiaries in a fiduciary, collateral, custodial or similar capacity which will be converted) will be converted into the right to receive from the Surviving Corporation (as hereinafter defined) in cash, without interest $25.50 per Share (the "Merger Consideration") and the respective Boards of Directors of Merger Sub and the Company have approved and declared advisable this Agreement;

           WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, concurrently herewith Parent, Holdco, Merger Sub, Bank One and First USA are entering into a Stockholder Agreement dated as of the date hereof (the "Stockholder Agreement") in the form of the attached Exhibit A whereby, among other things, First USA has agreed to contribute to Holdco the Shares it owns in exchange for shares of capital stock of Holdco and to vote in favor of the adoption of this Agreement;

           WHEREAS, pursuant to the Stockholder Agreement, Parent has agreed to contribute to Holdco sufficient cash to pay the aggregate Merger Consideration in accordance with Section 1.6 in exchange for shares of capital stock of Holdco, and each of Parent and First USA has agreed to cause Holdco to contribute to Merger Sub all of the Shares it receives from First USA and all of the cash it receives from Parent pursuant to the Stockholder Agreement; and

           WHEREAS, Parent has entered into a Contribution Agreement dated as of the date hereof (the "Contribution Agreement") with Bank One in the form of the attached Exhibit B which provides, among other things, that following the Merger Parent and Bank One, through Holdco, will cause substantially all of the assets and liabilities and business of the Company, as the Surviving Corporation (as hereinafter defined), to be contributed to Bank One Payment Services, L.L.C., a Delaware limited liability company and an alliance between wholly-owned subsidiaries of Parent and Bank One (the "Alliance"), in exchange for the issuance to the Surviving Corporation of a membership interest in the Alliance.

           NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                 ARTICLE I

                                 THE MERGER

           Section 1.1  Contributions of Cash and Shares to Holdco.
 Pursuant to the Stockholder Agreement, immediately prior to the transfers referred to in the last sentence of this Section 1.1, Parent will contribute to Holdco cash in the amount necessary for the payment of the aggregate Merger Consideration pursuant to Section 1.6, and simultaneously therewith First USA will contribute to Holdco all of the Shares it owns (other than such Shares held in a fiduciary, collateral, custodial or similar capacity), in each case in exchange for shares of common stock of Holdco. At that time each of Parent, Bank One and First USA will execute that certain stockholder agreement relating to the governance of Holdco and the Company. Immediately following such transfers and immediately prior to the Effective Time each of Parent and First USA will cause Holdco to contribute to Merger Sub all of the Shares it receives from First USA and all of the cash it receives from Parent in exchange for shares of capital stock of Merger Sub (in an amount to be agreed upon between Parent and First USA).

           Section 1.2 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Merger Sub shall be merged into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the joint election of Parent and Bank One, any direct or indirect jointly-owned Subsidiary (as hereinafter defined) of Parent and Bank One may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent, Bank One and the Company, in order to reflect such substitution; provided, however, that no such substitution shall (i) alter or change the amount or kind of consideration to be received by the holders of Shares in the Merger or (ii) materially delay receipt of any approval referred to in this Agreement or the consummation of the transactions contemplated hereby.

           Section 1.3 Effective Time. The Merger shall become effective when a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware, or at such other time as Merger Sub and the Company shall agree and as specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made prior to or on the date of the Closing (as hereinafter defined).

           Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

           Section 1.5 Charter and By-laws; Directors and Officers. (a) At the Effective Time, the Certificate of Incorporation of the Company, as amended (the "Company Charter"), as further amended to read in its entirety as indicated on the attached Exhibit C, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Company Charter.

           (b) The directors of Merger Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

           Section 1.6 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any securities of the Constituent
 Corporations:

           (a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

           (b) Treasury Shares, Parent Owned Shares, Bank One Shares. All Shares that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any Shares owned by Parent, Bank One or Merger Sub or by any wholly-owned Subsidiary of Parent or Bank One (other than such Shares held in a fiduciary, collateral, custodial or similar capacity) shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

           (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.6(b) and other than Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive from the Surviving Corporation the Merger Consideration. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, less any applicable withholding taxes, upon surrender of the Certificate (as hereinafter defined) that formerly evidenced such Shares in the manner provided in Section 1.7.

           (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL and otherwise complies with all of the provisions of the DGCL concerning the right of holders of Shares to require appraisal of their Shares ("Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration, unless such stockholder fails to perfect or withdraws or loses its right to appraisal. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest or dividends thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares in the manner provided in Section 1.7. The Company shall give Parent and Bank One (i) prompt notice of any demands for payment received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent and Bank One, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

           Section 1.7 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate First Chicago Trust Company of New York (or such other person or persons as shall be reasonably acceptable to Parent, Bank One and the Company) to act as paying agent in the Merger (the "Paying Agent"), and at the Effective Time, Merger Sub shall make available to the Paying Agent cash in the amount necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to this Section 1.7. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid over to Parent.

           (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.6. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made by the Parent or the Paying Agent and any such amounts deducted or withheld shall be promptly and timely paid by Parent or the Paying Agent to the appropriate taxing authority.

           (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this
 Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article I.

           (d)  Termination of Payment Fund.   Any portion of the funds made
 available to the Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article I and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled, without interest or dividends.

           (e) No Liability. None of Parent, Holdco, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article I would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

           (f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holders thereof are entitled pursuant to Section 1.6.

           Section 1.8 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

           Section 1.9 Closing. The closing of the Merger (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

                                 ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

           Parent and Merger Sub represent and warrant to the Company as follows:

           Section 2.1 Organization. Each of Parent, Holdco and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

           Section 2.2 Authority. On or prior to the date of this Agreement, the Boards of Directors of Parent and Merger Sub have declared the Merger advisable and the Board of Directors of Merger Sub has approved this Agreement in accordance with the DGCL. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, the Stockholder Agreement and the Contribution Agreement, and each of Parent and Merger Sub has all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby, as applicable. The execution, delivery and performance by Parent and Merger Sub of this Agreement, the Stockholder Agreement and the Contribution Agreement, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including Board action) on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub or their respective Boards of Directors are necessary to authorize and approve this Agreement (or the Stockholder Agreement or Contribution Agreement, as applicable) or to consummate the transactions contemplated hereby and thereby, as applicable, other than, in the case of this Agreement, the filing of the Certificate of Merger as required by the DGCL. Each of the Agreement, the Stockholder Agreement and the Contribution Agreement has been duly executed and delivered by Parent, Holdco and Merger Sub, as applicable, and (assuming the valid authorization, execution and delivery of this Agreement by the Company, the valid authorization, execution and delivery of the Stockholder Agreement by Bank One and First USA, the valid authorization, execution and delivery of the Contribution Agreement by Bank One and the validity and binding effect hereof and thereof on the Company and Bank One and First USA, as applicable) this Agreement, the Stockholder Agreement and the Contribution Agreement constitute the valid and binding obligation of each of Parent, Holdco and Merger Sub that is a party thereto, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally, and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

           Section 2.3 Consents and Approvals; No Violations. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, the execution and delivery of this Agreement, the Stockholder Agreement and the Contribution Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any Lien (as hereinafter defined) upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the By-Laws of Parent, each as amended to date, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent, Holdco or Merger Sub to perform their respective obligations hereunder or under the Stockholder Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (each, a "Governmental Entity"), Card Association or other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stockholder Agreement by Parent, Holdco or Merger Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Stockholder Agreement, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, the Stockholder Agreement or the Contribution Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), (vi) as may be required under foreign laws, (vii) such filings, authorizations and approvals under the Change in Bank Control Act, (viii) such filings, authorizations and approvals under Sections 7-1-701 through 7-1-716 and 7-8-3 through 7-8-20 of the Utah code (collectively, the "Utah Statute"), (ix) such filings, authorizations and approvals under Section 4 of the Bank Holding Company Act, and (x) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent, Holdco or Merger Sub to perform its obligations hereunder or under the Stockholder Agreement or the Contribution Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby.

           Section 2.4 Information Supplied. None of the information supplied or to be supplied by Parent, Holdco, or Merger Sub specifically for inclusion or incorporation by reference in (i) a Rule 13e-3 Transaction Statement pursuant to Rule 13e-3 (the "Schedule 13e-3") under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), or (ii) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the adoption of this Agreement and approval of the Merger by the holders of a majority of the outstanding Shares, which majority shall, unless otherwise agreed by the Company, Parent and Bank One, include not less than 662/3% of the outstanding Shares not owned directly or indirectly by Bank One, Parent or their respective Affiliated Persons or associates including, without limitation, Holdco and Merger Sub (the "Company Stockholder Approval"), will (a) in the case of the Schedule 13e-3, at the time the Schedule 13e-3 is filed with the Securities and Exchange Commission ("SEC") or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

           Section 2.5 Financing. Parent has sufficient funds available for it to pay the aggregate Merger Consideration.

           Section 2.6 Ownership of the Company's Capital Stock. Except for Shares held in a fiduciary or similar capacity, as of the date hereof, none of Parent, Holdco, Merger Sub or any Subsidiary of Parent (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of the capital stock of the Company.

           Section 2.7 Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley Dean Witter & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Holdco or Merger Sub.

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Parent and Merger Sub as follows:

           Section 3.1 Organization, Standing and Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially delay the consummation of the Merger.

           Section 3.2 Subsidiaries. Section 3.2 of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter") lists each Subsidiary of the Company. All of the outstanding shares of capital stock of each such Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable. Except as set forth in Section 3.2 of the Company Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interest or impositions (collectively, "Liens") and free and clear of all options, rights of first refusal, agreements or limitations on voting rights of any nature whatsoever. Except as set forth in Section 3.2 of the Company Letter and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business or financial position of the Company.

           Section 3.3 Capital Structure. The authorized capital stock of the Company consists of 200,000,000 Shares and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"). At the close of business on January 30, 1999:

           (i) 36,360,377 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

           (ii) No shares of Company Preferred Stock were issued and outstanding;

           (iii) No Shares were held in the treasury of the Company or by Subsidiaries of the Company;

           (iv) 6,500,000 Shares were reserved for issuance in the aggregate upon the exercise of outstanding stock options issued under the Company's 1996 Amended and Restated Stock Option Plan, (the "Company Stock Option Plan");

           (v) 400,000 Shares were reserved for issuance in the aggregate pursuant to the Company's Employee Stock Purchase Plan (the "Company Stock Purchase Plan"); and

           (vi) 500,000 Shares were reserved for issuance in the aggregate pursuant to the Company's 1996 Restricted Stock Plan (the "Company Restricted Stock Plan").

      Section 3.3 of the Company Letter contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase shares of Company Common Stock issued under the Company Stock Option Plan (collectively, the "Company Stock Options"), including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto and whether the option is vested and exercisable. Except for the Company Stock Options, the Company Stock Option Plan, the Company Stock Purchase Plan and the Company Restricted Stock Plan, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Except as set forth in Section 3.3 of the Company Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any of the Company's Subsidiaries. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

           Section 3.4 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously approved and declared the Merger Agreement advisable, approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL, resolved to recommend the acceptance of the approval of this Agreement and the Merger by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval.
 The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company of this Agreement and the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, and no other corporate proceedings on the part of the Company or its Board of Directors are necessary to authorize and approve this Agreement or to consummate the transactions contemplated hereby, other than
 (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub and the validity and binding effect of this Agreement on Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally, and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

           Section 3.5 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this
 Section 3.5 have been obtained and all filings and obligations described in this Section 3.5 have been made, the execution, delivery or performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the By-laws of the Company,
 (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) except as set forth in Section 3.5 of the Company Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license (including any of the Company Merchant Contracts) applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (including any of the Company Merchant Contracts), other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights, or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity, Card Association or any other Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger, except (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) applicable requirements, if any, of Blue Sky Laws or the New York Stock Exchange, (vi) as may be required under foreign laws, (vii) such filings, authorizations and approvals under the Change in Bank Control Act, (viii) such filings, authorizations and approvals under the Utah Statute, (ix) such filings, authorizations and approvals under Section 4 of the Bank Holding Company Act, and (x) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

           Section 3.6 SEC Documents and Other Reports. The Company has filed all required documents (including proxy statements) with the SEC since June 29, 1997 (as such documents have been amended since the time of their filing and prior to the date hereof, the "Company SEC Documents").
 As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and, at the respective times they were filed or, if amended, as of the date of the last such amendment, none of the Company SEC Documents, including the financial statements of the Company and the notes thereto, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein none of which were or will be material in amount or effect). Except as disclosed in the Company SEC Documents or as required by GAAP, the Company has not, since June 29, 1997, made any change in the accounting practices or policies applied in the preparation of financial statements.

           Section 3.7 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Schedule 13e-3 will (a) in the case of the Schedule 13e-3, at the time the
 Schedule 13e-3 is filed with the SEC, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

           Section 3.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as set forth in Section 3.8 of the Company Letter, since June 30, 1998, the Company and its Subsidiaries have conducted their respective business in all material respects only in the ordinary course and (A) the Company and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent) that would result in a Material Adverse Effect on the Company, or entered into any material oral or written agreement or other transaction that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company,
 (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company, (C) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options, the Company Stock Purchase Plan or the Company Restricted Stock Plan and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (D) there has not been (v) any adoption of a new Company Plan (as hereinafter defined), (w) any amendment to a Company Plan materially increasing benefits thereunder, (x) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents,
 (y) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (E) there has not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the Company SEC Documents filed prior to the date hereof, (F) any revaluation by the Company of any of material assets and (G) no Material Adverse Effect on the Company has occurred.

           Section 3.9 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity or Card Association necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Neither the Company nor any of its Subsidiaries nor, for purposes of clause (D), any of the Company's or any of its Subsidiary's independent sales organizations, is in violation of (A) its charter, by-laws or other organizational documents, (B) any law, ordinance, administrative or governmental rule or regulation, (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or (D) any applicable Card Association rules, by-laws or regulations, except in the case of clauses
 (A), (B), (C) and (D), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.9 of the Company Letter, there are no contracts or agreements of the Company or its Subsidiaries (including the Company Merchant Contracts) having terms or conditions which would have a Material Adverse Effect on the Company or having covenants that purport to bind any stockholder or any Affiliated Person (as hereinafter defined) of any stockholder of the Company after the Effective Time. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.9 of the Company Letter, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

           Section 3.10 Tax Matters. Except as set forth in Section 3.10 of the Company Letter, (i) the Company and each of its Subsidiaries have timely filed all federal, and all material state, local, foreign and provincial, Tax Returns (as hereinafter defined) required to have been filed (giving effect to all applicable extensions), and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) all material Taxes (as hereinafter defined) shown to be due on such Tax Returns and all material Taxes for which no return was filed (x) have been timely paid or extensions for payment have been properly obtained, (y) are being timely and properly contested or (z) have been reserved for in the financial statements of the Company (in accordance with GAAP); (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; and (iv) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

           Section 3.11  Actions and Proceedings.  Except as set forth in
 Section 3.11 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or, to the knowledge of the Company, against or involving any of the present or former directors, officers, employees, consultants or agents of the Company or any of its Subsidiaries with respect to the Company or any of its Subsidiaries, any of the properties, assets or business of the Company or any of its Subsidiaries or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or in
 Section 3.11 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or, to the Company's knowledge, any of its or their present or former directors, officers, employees, consultants or agents with respect to the Company or any of its Subsidiaries, or any of the properties, assets or business of the Company or any of its Subsidiaries or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Merger. The Company's expenses, losses and liabilities in connection with, including any adverse outcome of, that class action lawsuit filed in the United States District Court for the Northern District of Texas against the Company by certain stockholders of the Company, entitled Raffaele Branca, Carl C. Conrad and Michael P. Fuchs v. Paymentech Inc. Pamela H. Patsley and David W. Truetzel, will, to the best of the Company's knowledge, be covered by insurance maintained by the Company other than for the applicable deductibles under the Company's insurance policies (which deductibles do not exceed, in the aggregate, $1,000,000). There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or, to the Company's knowledge, any of its or their present or former officers, directors, employees, consultants or agents with respect to the Company or its Subsidiaries, or any of the properties, assets or business of the Company or any of its Subsidiaries, in each case relating to the transactions contemplated by this Agreement.

           Section 3.12  Certain Agreements.  Except as set forth in Section
 3.12 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (collectively, the "Compensation Agreements"), pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in
 Section 5.4, no holder of any option to purchase Shares, or Shares granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any of its Subsidiaries in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Section
 3.12 of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness for borrowed money owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

           Section 3.13 ERISA. (a) As used herein, (i) "Company Plan" means a "pension plan" (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to section 4001(b) of ERISA and the regulations promulgated thereunder.

           (b) Each material Company Plan is listed in Section 3.13(b) of the Company Letter. With respect to each Company Plan listed therein, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS if applicable, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter and request therefore, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all material correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any potential investigation or outstanding controversy. Except as would not have a Material Adverse Effect on the Company, each Company Plan complies in all respects with the ERISA, the Code and all other applicable statutes and governmental rules and regulations. Except for Company Plans listed in
 Section 3.13(b) of the Company Letter, neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability or, at any time during the past six years has maintained or contributed to any pension plan which is subject to section 412 of the Code or section 302 of ERISA or Title IV of ERISA. Except for Company Multiemployer Plans listed in Section 3.13(b) of the Company Letter, neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability or, at any time during the past six years has maintained or contributed to any Company Multiemployer Plan.

           (c) Except as listed in Section 3.13(c) of the Company Letter, with respect to the Company Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Subsidiary of the Company or ERISA Affiliate or Company Plan fiduciary could reasonably be expected to be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as disclosed in Section 3.13(c) of the Company Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by section 4980B of the Code. Neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has any liability whether direct, indirect, contingent or otherwise, under (i)
 Section 302 of ERISA or section 412 of the Code or (ii) Title IV of ERISA.

           (d)  Section 3.13(d) of the Company Letter contains a list of all
 (i) severance and employment agreements with employees of the Company and each of its Subsidiaries with respect to any employee whose annual rate of base salary exceeds $100,000, and (ii) severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to its employees containing change of control or similar provisions.

           (e) Except as set forth in Section 3.13(e) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or that provides for payments that would be nondeductible under section 162(m) of the Code.

           (f) Except as set forth in Section 3.13(f) of the Company Letter, with respect to each Company Plan not subject to United States law (a "Company Foreign Benefit Plan"), except as would not have a Material Adverse Effect on the Company, (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the Company's consolidated financial statements for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such benefit obligations; and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

           Section 3.14 Liabilities; Services. (a) Except (i) as fully reflected or reserved against in the financial statements included in the Company SEC Documents filed with the SEC prior to the date hereof, or disclosed in the footnotes thereto, (ii) for liabilities incurred in the ordinary course of business since December 31, 1998, or (iii) as set forth in Section 3.14(a) of the Company Letter, neither the Company nor any of its Subsidiaries has any liabilities (including Tax liabilities) or obligations of any nature, whether accrued, absolute, contingent or otherwise required by generally accepted accounting principles ("GAAP") to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As of the date hereof, the indebtedness for borrowed money of the Company and its Subsidiaries does not exceed $85 million.

           (b) Except as set forth in Section 3.14(b) of the Company Letter, to the knowledge of the Company, no product or service sold or delivered or service rendered by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity.

           Section 3.15 Labor Matters. Except as set forth in Section 3.15 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract with any union. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

           Section 3.16 Intellectual Property; Software; Year 2000. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Computerized Assets" means all software, hardware, firmware, embedded systems and other systems, components and/or services that are owned or leased by the Company or any of its Subsidiaries and used in the conduct of its business; (ii) "Intellectual Property Rights" means all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights; and
 (iii) "Software" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

           (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have all Intellectual Property Rights as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, (ii) neither the Company nor any of its Subsidiaries is in breach of any agreement affecting the Company's and/or its Subsidiaries' rights to use any of the licensed Intellectual Property Rights or Software, and (iii) none of the owned Intellectual Property Rights or Software infringes any Intellectual Property Rights of any other Person.

           (c) Except as would not have a Material Adverse Effect on the Company or where a failure is attributable to the licensors or other third-party providers of the Company or any of its Subsidiaries, all of the Company's and each of its Subsidiary's Computerized Assets will be on or prior to January 1, 2000 capable of providing and will provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 and date dependent data in such a manner and with such functionality as is necessary for the operations of the Company and its Subsidiaries, and will not cause an interruption in the ongoing operations or business of the Company or any of its Subsidiaries on or after January 1, 2000.

           Section 3.17  Title to and Sufficiency of Assets.   (a) As of the
 date hereof, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their assets (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all Liens, except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or in Section 3.17 of the Company Letter and except where the failure to own such title would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Such assets, together with all assets held by the Company and its Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company as presently conducted, except for such assets the failure to have would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

           (b) Neither the Company nor any of its Subsidiaries owns any Real Estate. All Real Estate assets held by the Company and its Subsidiaries under leases or subleases are adequate for the operation of the businesses of the Company as presently conducted, except for such assets the failure to have would not, individually or in the aggregate, have a Material Adverse Effect. The leases and subleases to all Real Estate occupied by the Company and its Subsidiaries which are material to the operation of the businesses of the Company are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "Real Estate" means, with respect to the Company or any of its Subsidiaries, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvements owned or leased by any such person and which is used by any such person in connection with the operation of its business.

           Section 3.18 Required Vote of Company Stockholders. The Company Stockholder Approval is required to adopt this Agreement and to consummate the Merger. No other vote of the security holders of the Company is required by law, the Company Charter or the By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

           Section 3.19 Environmental Matters.

           (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste or for which liability or standards of care are imposed under any applicable Environmental Law; (ii) "Environmental Law" means any foreign, federal, state or local law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

           (b) Except as disclosed in Section 3.19 of the Company Letter, the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 3.19 of the Company Letter or where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future. Except as disclosed in
 Section 3.19 of the Company Letter, to the knowledge of the Company, there are no past or present actions or activities, including, without limitation, the release, emission, discharge or disposal of any Hazardous Substances at any site presently or previously owned by the Company or its Subsidiaries in the conduct of their business that could form the basis of any claim against the Company or its Subsidiaries under Environmental Laws, except for such claims as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

           Section 3.20 Customers and Employees.  (a) Except as set forth in
 Section 3.20(a) of the Company Letter, neither the Company nor any of its Subsidiaries has received any notice prior to the date of this Agreement that (i) any of the top 25 customers of the Company and its Subsidiaries, as determined with respect to the revenues generated in 1997 and 1998 from such customers (the "Top 25 Customers"), intends to terminate or limit or alter its business relationship with the Company or any of its Subsidiaries, or (ii) any key employee intends to terminate or has terminated his or her employment with the Company or any of its Subsidiaries.

           (b) Except as set forth in Section 3.20(b) of the Company Letter, (i) each contract between the Company and/or any of its Subsidiaries, on the one hand, and any provider of goods and/or services that accepts Transaction Cards as a payment vehicle which provider is one of the Top 25 Customers, on the other hand (the "Company Merchant Contracts"), constitutes a valid and binding obligation of the parties thereto and is in full force and effect, (ii) the Company and/or its Subsidiary, as applicable, has fulfilled and performed in all material respects its obligations under each of the Company Merchant Contacts, (iii) the Company is not in, or alleged to be in, any material breach or default under, nor is there or is there alleged to be any reasonable basis for termination of, any of the Company Merchant Contracts and (iv) to the knowledge of the Company, no other party to any of the Company Merchant Contracts has materially breached or defaulted thereunder.

           Section 3.21 Insurance. The Company and its Subsidiaries carry or are entitled to the benefits of insurance as the Company believes are in such character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies as set forth in Section 3.21 of the Company Letter or that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have made any and all payments required to maintain such policies in full force and effect, except where the failure to make any such payments, in the aggregate, would not have a Material Adverse Effect on the Company.

           Section 3.22 Transactions with Affiliates. (a) For purposes of this Section 3.22 and Section 3.9 hereof, the term "Affiliated Person" means (i) any direct or indirect holder of 5% or more of the Company Common Stock, (ii) any director or officer of the Company, any of its Subsidiaries or any Person described in clause (i), (iii) any Person that directly or indirectly controls, is controlled by, or is under common control with, any of the Company, any of its Subsidiaries or any Person described in clause
 (i), or (iv) any member of the immediate family or any of such persons.

           (b) Except as set forth in Section 3.22 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, since June 30, 1998, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any of its Subsidiaries), (iii) entered into, renewed or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

           (c) Except as set forth in Section 3.22 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, (i) the contracts of the Company and its Subsidiaries do not include any material obligation or commitment between the Company or any of its Subsidiaries and any Affiliated Person, (ii) the assets of the Company or any of its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any of its Subsidiaries and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any of its Subsidiaries to any Affiliated Person.

           (d)  To the knowledge of the Company and except as set forth in
 Section 3.22 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, no Affiliated Person of any of the Company or any of its Subsidiaries is a party to any contract with any customer or supplier of the Company or any of its Subsidiaries that affects in any material manner the business, financial condition or results of operation of the Company or any of its Subsidiaries.

           Section 3.23 Brokers. No broker, investment banker or other person, other than Merrill Lynch & Co. ("Merrill Lynch"), the fees and expenses of which will be paid by the Company is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The maximum amount of such fees of Merrill Lynch has been disclosed by the Company to Parent.

           Section 3.24 State Takeover Statute. If the Merger is consummated as provided in this Agreement following receipt of the Company Stockholder Approval, Section 203 of the DGCL will be inapplicable to the Merger.

                                 ARTICLE IV

                 COVENANTS RELATING TO CONDUCT OF BUSINESS

           Section 4.1 Conduct of Business Pending the Merger. (a) Except as expressly permitted by clauses (i) through (xvi) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (provided that with respect to clauses (v), (vi), (viii), (xi),
 (xiii) and (xiv) below, such consent shall not be unreasonably withheld or delayed):

           (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of the Company's or any of its Subsidiaries' capital stock, or otherwise make any payments or other distributions (whether in cash or property) to its stockholders in their capacity as such, other than dividends, distributions or other such payments by the Company's Subsidiaries in the ordinary course of business consistent with past practice, (B) split, combine or reclassify any of the Company's or any of its Subsidiaries' capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's or any of its Subsidiaries' capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than in connection with cashless exercises of Company Stock Options;

           (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of the Company's or any of its Subsidiaries' capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plan) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, (B) pursuant to the Company Stock Purchase Plan or (C) as set forth in
      Section 4.1(ii) of the Company Letter;

           (iii) amend the Company Charter or By-laws or other similar organizational documents of any of the Company's Subsidiaries;

           (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof, except for acquisitions in the ordinary course of business consistent with past practice and involving aggregate consideration of up to $25 million (if the Effective Time is on or prior to the 90th day following the date hereof) or $50 million (if the Effective Time is thereafter);

           (v) except as provided in the Contribution Agreement, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than sales of inventory that are in the ordinary course of business consistent with past practice and sales of assets having an aggregate fair market value of up to $10 million;

           (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practice and, in the case of indebtedness and guarantees, in an amount not to exceed $50 million in the aggregate in excess of amounts outstanding on the date hereof and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its Subsidiaries or between any of such Subsidiaries, in each case in the ordinary course of business consistent with past practice;

           (vii) except as provided in Section 4.1(vii) of the Company Letter, alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

           (viii) except as provided in Section 4.1(viii) of the Company Letter and Section 5.4 hereof, increase the compensation payable or to become payable to the Company's or any of its Subsidiaries' directors, officers or employees or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except in any such case in the ordinary course of business or where the aggregate annual expense to the Company and its Subsidiaries, taken as a whole, associated with such actions is not in excess of $5 million;

           (ix) knowingly violate or knowingly fail to perform, in any material respect, any obligation or duty imposed upon the Company or any of its Subsidiaries by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

           (x) make any change to accounting policies, practices or procedures (other than actions required to be taken as a result of a change in law or GAAP);

           (xi) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

           (xii) settle or compromise any federal, state, local or foreign income tax dispute in excess of $10 million;

           (xiii) settle or compromise any claims or litigation where (i) the consideration paid by the Company and its Subsidiaries, in the aggregate, has a fair market value in excess of $6 million or (ii) there are potential criminal liabilities;

           (xiv) other than in the ordinary course of business consistent with past practice and other than the Processing Agreement, dated as of the date hereof, between the Company and First Data Merchant Services Corporation, enter into, amend or terminate any agreement or contract to which the Company or any of its Subsidiaries is a party,
      (i) having a remaining term in excess of 12 months or (ii) which involves or is expected to involve future receipt or payment of $10 million or more during the term thereof, or waive, release or assign any material rights or claims under any such agreement or contract; or purchase any Real Estate, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of 15% higher than expenditures contemplated by the Company's capital budget for fiscal 1999 or fiscal 2000 as previously provided to Parent in writing;

           (xv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $6 million, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms, of any such claims, liabilities or obligations (in each case not related to pending litigation) reflected or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

           (xvi) except as required by applicable law or by order of a Governmental Entity, do any other act which would cause any representation or warranty of the Company in this Agreement to be or become untrue; or

           (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

           (b) Except as permitted herein, during the period from the date of this Agreement through the Effective Time, Parent shall not, and shall cause each of its Subsidiaries not to, consummate or enter into any agreement to consummate any transaction which would reasonably be expected to delay or impede the consummation of the Merger or which relates to the merchant acquiring business and would require filings to be made under the HSR Act; provided, however, that this Section 4.1(b) shall be inapplicable with respect to the exercise or enforcement by Parent or any of its Subsidiaries of any of their current rights (including, without limitation, options to acquire assets or perform services) or the performance by Parent or any of its Subsidiaries of any current obligations (including, without limitation, in connection with rights of third parties to require Parent or any of its Subsidiaries to acquire assets or perform services).

           Section 4.2 No Solicitation. (a) The Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, financial advisors, attorneys and other advisors and representatives (collectively, "Company Representatives") to immediately cease any discussions or negotiations with any Person that may be ongoing with respect to any possibility or consideration of making a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Company Representative to, directly or indirectly, (i) solicit, initiate or encourage any inquiries or the making or implementation of any Takeover Proposal, (ii) make or implement or participate in the making or implementation of any Takeover Proposal, (iii) approve or recommend (except with respect to a Superior Proposal in respect of which the Company is entitled to discuss or negotiate in accordance with this Section 4.2), or enter into any agreement with respect to, any Takeover Proposal or (iv) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Company or any of its Subsidiaries in connection with, or take any other action that may reasonably be expected to lead to any Takeover Proposal; provided, however, that nothing contained in this Section 4.2(a) shall prohibit the Company or its directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; and provided, further, that prior to the Effective Time, if (A) the Company receives a request for non-public information that was not solicited in violation of this Section 4.2(a) from a party who proposes a written bona fide Takeover Proposal and if the Board of Directors of the Company determines in good faith that the failure to provide the information requested would be inconsistent with such Board's fiduciary duties to the Company and its stockholders or otherwise breach or violate applicable law (based on the advice of outside legal counsel to the Company to such effect, which advice shall specifically take into account the Stockholder Agreement and all the terms thereof, including the obligations and agreements therein of Bank One and First USA with respect to the Shares owned by First USA and voting for the Merger and against any Takeover Proposal other than the Merger (the "Legal Advice")), then the Company and the Company Representatives may, in response to an unsolicited request therefor, and subject to compliance with
 Section 4.2(b), furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company's outside legal counsel) on terms not in the aggregate materially more favorable to such Person than the terms contained in the Confidentiality Agreement, and
 (B) (i) a Takeover Proposal constitutes a Superior Proposal (as hereinafter defined), and (ii) the Board of Directors of the Company reasonably determines in good faith that the failure to provide the information requested or to engage in discussions or negotiations would be inconsistent with such Board's fiduciary duties to the Company and its stockholders or otherwise breach or violate applicable law (based on Legal Advice), then to the extent such failure is inconsistent with such Board's fiduciary duties (determined as aforesaid), the Company and the Company Representatives may, in response to an unsolicited request therefor, and subject to compliance with Section 4.2(b), participate in discussions or negotiations with such Person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Company Representative, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means (i) any written proposal or offer for a tender offer, recapitalization, merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, the Stockholder Agreement and the Contribution Agreement or (ii) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute or adversely affect materially the benefits to Parent of the transactions contemplated by this Agreement, the Stockholder Agreement and the Contribution Agreement, and "Superior Proposal" means a bona fide Takeover Proposal made by a third party on terms which the Board of Directors of the Company reasonably determines in good faith to be more favorable to the Company's stockholders than the Merger (based on a written opinion, with only customary qualifications, from a nationally recognized investment banking firm serving as financial advisor to the Company (a "Banker Opinion") that the value of the consideration provided for in such proposal exceeds the Merger Consideration) and for which financing, to the extent required, is then committed or which the Board of Directors reasonably determines in good faith (based on a Banker Opinion) is highly likely to be obtained by such third party. In making its determination whether a Takeover Proposal constitutes a Superior Proposal pursuant to the preceding sentence, the Board of Directors shall take into account whether such Takeover Proposal has a reasonable prospect of being consummated prior to October 1, 1999. Notwithstanding the foregoing, unless this Agreement shall have been terminated pursuant to the terms hereof, nothing shall prevent Parent, in its discretion, from consummating the Merger.

           (b) The Company shall advise Parent and Bank One orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal received by any officer or director of the Company or, to the knowledge of the Company, any other Company Representative and (ii) the identity of the Person making any such Takeover Proposal or inquiry, no later than 24 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any Person with any information with respect to any Takeover Proposal in accordance with Section 4.2(a), the Company shall advise Parent and Bank One orally and in writing of such intention not less than 24 hours in advance of providing such information and shall promptly provide to Parent and Bank One any information concerning the Company, its Subsidiaries, business, properties or assets furnished to any third party and which has not previously been provided to Parent and Bank One.

           Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any standstill agreement to which the Company or any of its Subsidiaries is a party (other than, to the extent mutually agreed between Parent and the Company, any such agreement involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

           Section 5.1 Stockholder Meeting. (a) As soon as practicable following the execution of this Agreement, the Company will duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the adoption of this Agreement and the approval of the Merger and at such meeting call for a vote and cause proxies to be voted in respect of the adoption of this Agreement and the Company will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, and shall not withdraw or modify such recommendation (unless it has been previously withdrawn pursuant to the terms of Section 4.2). This Agreement shall be submitted to the Company's stockholders at the Stockholder Meeting whether or not the Board of Directors determines at any time that this Agreement is no longer advisable and recommends that the stockholders reject it.

           (b) As soon as practicable after the execution of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent and Bank One promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent and Bank One with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Parent and its counsel and Bank One and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any such correspondence prior to its filing with the SEC or dissemination to the Company's Stockholders. The Company shall not so file or disseminate any Proxy Statement, or any amendment or supplement thereto, to which Parent or Bank One reasonably objects. Parent and Bank One shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

           Section 5.2 Access to Information. During the period from the date of this Agreement through the Effective Time and subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, all of their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws,
 (ii) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and
 (iii) promptly make available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections; provided, however, that the foregoing shall not require the Company or any of its Subsidiaries to furnish or otherwise make available to Parent or any of its Subsidiaries customer-specific data or competitively sensitive information relating to areas of the company's business in which Parent and/or any of its Subsidiaries competes against the Company. No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.2 shall be kept confidential in accordance with the Letter Agreement, dated September 4, 1997 between Parent and the Company, as confirmed in a letter dated October 22, 1998 from Parent to the Company (collectively, the "Confidentiality Agreement").

           Section 5.3 Costs and Expenses; Termination Fee. (a) Except as provided in this Section 5.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger), including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

           (b) The Company shall pay, or cause to be paid, in same day funds to Parent $10 million (the "Termination Fee"), under the circumstances and at the times set forth as follows:

           (i) if Parent terminates this Agreement under Section 7.1(d) the Company shall pay the Termination Fee upon demand; and

           (ii) if the Company terminates this Agreement under Section 7.1(e), the Company shall pay the Termination Fee simultaneously with such termination.

           (c) If this Agreement is terminated pursuant to Section 7.1(b)(i) and at the time of such termination the condition set forth in
 Section 6.1(c) shall not have been fulfilled, then Parent shall reimburse the Company upon demand for all documented out-of-pocket fees and expenses incurred or paid by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel, financial advisor, accountant and other consultants and advisors; provided, however, that Parent shall not be obligated to make payments pursuant to this Section 5.3(c) in excess of $2 million in the aggregate.

           Section 5.4 Stock Options. (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate, if any, to (i) cause each Company Stock Option that is outstanding as of the date hereof to vest and to be exercisable immediately prior to the consummation of the Merger, (ii) cause all restrictions applicable to any restricted stock award heretofore granted under the Company Restricted Stock Plan or any other similar plan outstanding upon the consummation of the Merger to lapse immediately prior to the Effective Time and (iii) cause each Company Stock Option that is outstanding upon the consummation of the Merger to be exercisable solely for the Merger Consideration for each Share issuable upon exercise thereof immediately prior to the Effective Time. The Company shall offer each holder of a Company Stock Option (an "Option Holder"), in exchange for the cancellation thereof, the right to receive from the Company an amount equal to (A) the product of (1) the number of shares of Company Common Stock subject to such Company Stock Option and (2) the excess, if any, of the Merger Consideration over the exercise price per share for the purchase of the Company Common Stock subject to such Company Stock Option, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment. The amounts payable pursuant to the immediately preceding sentence of this 5.4 shall be paid as soon as reasonably practicable following the Effective Time. The surrender of an Option in exchange for the consideration contemplated by the second sentence of this
 Section 5.4 shall be deemed a release of any and all rights the Option Holder had or may have had in respect thereof. The Company shall take all such steps as may be required to cause the transactions contemplated by this Section 5.4 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

           (b)  The Company shall take all actions necessary to ensure that
 (i) the Offering Period (as defined in the Company Stock Purchase Plan) applicable to the options outstanding under the Company Stock Purchase Plan (each, a "Purchase Plan Option") is shortened in accordance with Section 16 of the Company Stock Purchase Plan so as to have an Exercise Date (as defined in the Company Stock Purchase Plan) that occurs before the Effective Time; (ii) no new Offering Period, other than the Offering Period scheduled to commence on April 1, 1999, shall commence on or after the date hereof, and (iii) no holder of a Purchase Plan Option is permitted to increase his or her rate of payroll deduction under the Company Stock Purchase Plan from and after the date hereof.

           (c) The Company shall take all actions necessary to provide that, prior to the Effective Time, (i) the Company Stock Option Plan, the Company Stock Purchase Plan and any similar plan or agreement of the Company shall be terminated, (ii) any rights under any other plan, program, agreement or arrangement to the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be terminated, and (iii) no Option Holder will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

           (d) The Company represents and warrants that it has the power and authority under the terms of the Company Stock Purchase Plan and each of the Company Stock Option Plan and the Company Restricted Stock Plan to comply with subsections (a), (b) and (c) hereof without the consent of any Option Holder or any other person.

           Section 5.5 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and Card Associations and the making of all necessary registrations and filings (including filings under the HSR Act, the Change in Bank Control Act and the Utah Statute and other filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including furnishing all information required under the HSR Act, the Change in Bank Control Act and the Utah Statute and actions in connection with State Takeover Approvals); (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) and Bank One (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. In addition, if at any time prior to the Effective Time any event or circumstance relating to any of the Company, Parent or Merger Sub or any of their respective Subsidiaries, or any of their respective officers or directors, should be discovered by the Company, Parent or Merger Sub, as the case may be, and which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13e-3, the discovering party will promptly inform the other party of such event or circumstance. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

           (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

           (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction other than with respect to the Excluded Assets (as defined in the Contribution Agreement), and neither Parent nor any of its affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that would have a Material Adverse Effect on Parent.

           Section 5.6 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party and Bank One, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

           Section 5.7 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, in the Stockholder Agreement or in the Contribution Agreement such that, without further approval or action by Parent, the Company or their respective Boards of Directors, such transactions cannot be consummated in accordance with the terms hereof and thereof and such statute or regulations, then Parent and the Company and their respective Boards of Directors shall use their reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

           Section 5.8  Indemnification; Directors and Officers Insurance.
 (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries (each an "Indemnified Party") to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter or the Company's By-laws for acts or omissions occurring at or prior to the Effective Time. Parent also agrees to advance expenses as incurred to the fullest extent permitted under the DGCL upon receipt from the applicable Indemnified Party to whom expenses are to be advanced of an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to this Section 5.8(a).

           (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date hereof but in such case shall purchase as much coverage as possible for such amount.

           (c) The provisions of this Section 5.8(i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

           Section 5.9 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company and Bank One, and the Company shall use its reasonable best efforts to give prompt notice to Parent and Bank One, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which has had a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

           Section 5.10 Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Merger, this Agreement or the Stockholder Agreement without the prior written consent of Parent, which consent may not be unreasonably withheld. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

           Section 5.11 Revolving Credit Agreement. The Company agrees to use reasonable efforts to obtain a waiver of the restrictions on dividends or other distributions by the Company under its existing revolving credit agreement and the consent to the transfer of such revolving credit agreement to the Alliance.

                                 ARTICLE VI

                     CONDITIONS PRECEDENT TO THE MERGER

           Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

           (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

           (b) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal the Merger or any of the other transactions contemplated by this Agreement, the Stockholder Agreement or the Contribution Agreement.

           (c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

           (d) Regulatory Approvals. The parties shall have received the approval of the Federal Deposit Insurance Corporation under the Change in Bank Control Act and the approval of the Utah Department of Financial Institutions under the Utah Statute, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received, except for those the failure to have given or obtain would not have a Material Adverse Effect on the Company.

           Section 6.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to fulfillment of the following additional conditions, any of which, subject to Section 7.4, may be waived exclusively by Parent:

           (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct as of the date of the Closing and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as though made on and as of the date of the Closing (except to the extent any such representation or warranty expressly speaks as of an earlier date); and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

           (b) Performance of Obligations. The Company shall have performed in all material respects each material obligation and agreement and shall have complied in all material respects with each material covenant required to be performed and complied with by it under this Agreement at or prior to the Effective Time; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company to such effect.

           (c) Absence of Material Adverse Change. There shall not have occurred any Material Adverse Change with respect to the Company.

           (d) Absence of Pending Litigation. There shall not be pending by any Governmental Entity any suit, action or proceeding (i) seeking to restrain or prohibit the Merger or the performance of any of the other transactions contemplated by this Agreement, the Stockholder Agreement or the Contribution Agreement or seeking to obtain from the Company or Parent any damages that would have a Material Adverse Effect on Parent or the Company, (ii) seeking to compel the Company or Parent or any of their Affiliates to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement, the Stockholder Agreement or the Contribution Agreement or (iii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company, other than such suits, actions or proceedings which, in the reasonable opinion of both counsel to Parent and to the Company, are unlikely to result in an adverse judgement.

           (e) Stockholder Agreement and Contribution Agreement. Neither Bank One nor First USA shall have terminated the Stockholder Agreement or the Contribution Agreement (whether or not in accordance with the terms thereof) and neither Bank One nor First USA shall be in material breach thereof or shall have indicated its intention not to perform such party's obligations thereunder.

           (f) Accounting Matters Applicable to Bank One. The conditions set forth in Section 5.9 of the Contribution Agreement shall have been fulfilled or waived pursuant to the terms of the Contribution Agreement.

           Section 6.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to fulfillment of the following additional conditions, any of which, subject to Section 7.4, may be waived exclusively by the Company:

           (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct as of the date of the Closing and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as though made on and as of the date of the Closing (except to the extent any such representation or warranty expressly speaks as of an earlier date); and the Company shall have received certificates signed on behalf of each of Parent and Merger Sub by an executive officer of each to such effect.

           (b) Performance of Obligations. Parent and Merger Sub shall have performed in all material respects each material obligation and agreement and shall have complied in all material respects with each material covenant required to be performed and complied with by either of them under this Agreement at or prior to the Effective Time; and the Company shall have received certificates signed on behalf of each of Parent and Merger Sub to such effect.

                                ARTICLE VII

                     TERMINATION, AMENDMENT AND WAIVER

           Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company:

           (a)  by mutual written consent of Parent and the Company;

           (b)  by either Parent or the Company:

                (i) if the Merger shall not have been consummated prior to October 1, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

                (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement, the Stockholder Agreement or the Contribution Agreement and such order, decree or ruling or other action shall have become final and nonappealable;

           (c) by Parent or the Company in the event of a breach by the other (or Merger Sub, in the case of Parent) of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would reasonably be expected to give rise to the failure of a condition set forth in Sections 6.2 (a) or (b) or 6.3 (a) or (b), as the case may be, and (ii) cannot be or has not been cured within 30 days after the giving of written notice of such breach to the Company;

           (d) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, or approved or recommended any Takeover Proposal (whether or not in compliance with Section 4.2) or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

           (e) by the Company prior to receipt of the Company Stockholder Approval if (i) a Takeover Proposal constitutes a Superior Proposal, and (ii) the Board of Directors of the Company reasonably determines in good faith that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with such Board's fiduciary duties to the Company and its stockholders or otherwise breach or violate applicable law (based on Legal Advice); provided, however, that this Agreement shall not terminate pursuant to this
      Section 7.1(e) unless (i) the Company has complied with all provisions of Section 4.2, including the notice provisions therein, (ii) simultaneously with such termination the Company has complied with the requirements of Section 5.3(b) relating to the payment (including the timing of any payment) of the Termination Fee to the extent required by Section 5.3(b) and (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; and provided, further, that the Company may not terminate this Agreement pursuant to this
      Section 7.1(e) unless and until 120 hours have elapsed following delivery to Parent and Bank One of a written notice of such determination by the Board of Directors of the Company and during such 120 hours Parent has not informed the Company that it is willing to substantially match the terms and conditions of such Superior Proposal.

           The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, after the execution of this Agreement.

           Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Merger Sub or their respective officers or directors (except for Section 2.5, 2.7, 3.23, the last sentence of Section 5.2, Section 5.3, this Section 7.2 and Article VIII, all of which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the material breach of any covenant contained in this Agreement.

           Section 7.3 Amendment. This Agreement may be amended by the parties hereto, at any time before or after Company Stockholder Approval (if required by law); provided, that (i) if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by such stockholders without such further approval and (ii) no amendment of this Agreement shall be made effective without the prior written consent of Bank One which consent shall not be unreasonably withheld. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

           Section 7.4 Extension; Waiver. At any time prior to the Effective Time and subject to in clause (ii) of Section 7.3, the parties hereto may to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
 (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                ARTICLE VIII

                             GENERAL PROVISIONS

           Section 8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties and agreements (except those agreements referred to in the immediately following sentence in the event of the Merger or those agreements and matters referred to in Section
 7.2 in the event of the termination of this Agreement in accordance with
 Section 7.1) in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

           Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)   if to Parent or Merger Sub, to:

                     First Data Corporation
                     5660 New Northside Drive
                     Suite 1400
                     Atlanta, GA  30328
                     Attention: General Counsel
                     Facsimile No.:  770-857-0414

                     and

                     Sidley & Austin
                     One First National Plaza
                     Chicago, Illinois  60603
                     Attention:  Frederick C. Lowinger
                                 Sherry S. Treston
                     Facsimile No.:  312-853-7036

           (b)  if to the Company, to:

                     Paymentech, Inc.
                     1601 Elm Street, 9th Floor
                     Dallas, Texas  75201
                     Attention:  General Counsel
                     Facsimile No.: 214-849-2068

                     with a copy to:

                     Skadden, Arps, Slate, Meagher Flom LLP
                     919 Third Avenue
                     New York, New York  10022
                     Attention: Randall H. Doud, Esq.
                                Eric J. Friedman, Esq.
                     Facsimile No.: 212-735-2000

           (c)  if to Bank One, to:

                     BANK ONE CORPORATION
                     One First National Plaza
                     Law Department
                     Mail Suite 0287
                     Chicago, Illinois  60670
                     Attention:  Daniel P. Cooney, Esq.
                     Facsimile No.:  312-732-3596

           Section 8.3 Interpretation; Definitions. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

           (b) As used in this Agreement, the following terms have the meanings specified in this Section 8.3(b) and shall be equally applicable to both the singular and plural forms:

           "Bank Card Association" means Mastercard International, Inc., VISA U.S.A., Inc. or VISA International, Inc.

           "Bank Cards" means a credit card, charge card, debit card, stored value card or similar instrument that is issued by a licensee of a Bank Card Association.

           "Bank Holding Company Act" means the Bank Holding Company Act of 1956, as amended.

           "Card Associations" means (i) Bank Card Associations and (ii) Other Card companies (e.g. Discover, JCB, American Express, debit card networks or links) and any other card association or similar entity with whom the Company and/or any of its Subsidiaries may have a contract for processing and/or facilitating settlement of transaction media (including direct send contracts with Bank Card issuing banks) generated by holders of cards or similar instruments issued by licensees of such groups.

           "Cards" means Bank Cards and all Other Cards.

           "Change in Bank Control Act" means Section 18(c)(1)(A) of the Federal Insurance Corporation Act.

           "IRS" means the Internal Revenue Service.

           "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company or Parent, as the case may be, any change or effect that is or would reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, results of operations, or condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole; provided, however, that the effects of changes that are generally applicable to the industries in which the Company operates or to the United States economy generally, or which result from the announcement of the transactions contemplated by this Agreement, shall be excluded from such determination.

           "Other Cards" shall include Discover, JCB, American Express, Diners Club, Carte Blanche and any other Card or similar instrument which may be issued by a debit card network or any other Card Association (or licensee thereof) other than Mastercard or Visa.

           "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, Bank One or the Company, as the case may be (either alone or through or together with any other such Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

           "Transaction Card" means a Card issued pursuant to a license from a Card Association for which the Company and/or any of its Subsidiaries currently provides service support.

           (c) The following terms shall have the meanings set forth for such terms in the Sections set forth below:

 TERM                                              SECTION
 ----                                              --------

 "Affiliated Person"                               Section 3.22
 "Agreement"                                       Preamble
 "Alliance"                                        Recitals
 "Bank One"                                        Recitals
 "Banker Opinion"                                  Section 4.2(a)
 "Blue Sky Laws"                                   Section 2.3
 "Certificate of Merger"                           Section 1.3
 "Certificates"                                    Section 1.7(b)
 "Closing"                                         Section 1.9
 "Company"                                         Preamble
 "Company Business Personnel"                      Section 3.15
 "Company Charter"                                 Section 1.5(a)
 "Company Common Stock"                            Recitals
 "Company Foreign Benefit Plan"                    Section 3.13(f)
 "Company Letter"                                  Section 3.2
 "Company Merchant Contracts"                      Section 3.20(c)
 "Company Multiemployer Plan"                      Section 3.13(a)
 "Company Permits"                                 Section 3.9
 "Company Plan"                                    Section 3.13(a)
 "Company Preferred Stock"                         Section 3.3
 "Company Representatives"                         Section 4.2(a)
 "Company Restricted Stock Plan"                   Section 3.3
 "Company SEC Documents"                           Section 3.6
 "Company Stock Option Plan"                       Section 3.3
 "Company Stock Options"                           Section 3.3
 "Company Stock Purchase Plan"                     Section 3.3
 "Company Stockholder Approval"                    Section 2.4
 "Compensation Agreements"                         Section 3.12
 "Computerized Assets"                             Section 3.16
 "Confidentiality Agreement"                       Section 5.2
 "Constituent Corporations"                        Preamble
 "Contribution Agreement"                          Recitals
 "D&O Insurance"                                   Section 5.8(b)
 "DGCL"                                            Section 1.2
 "Dissenting Shares"                               Section 1.6(d)
 "Dissenting Stockholder"                          Section 1.6(d)
 "Effective Time"                                  Section 1.3
 "Environmental Law"                               Section 3.19(a)
 "Environmental Permit"                            Section 3.19(a)
 "ERISA"                                           Section 3.13(a)
 "ERISA Affiliate"                                 Section 3.13(a)
 "Exchange Act"                                    Section 2.4
 "First USA"                                       Recitals
 "GAAP"                                            Section 3.14(a)
 "Governmental Entity"                             Section 2.3
 "Hazardous Substances"                            Section 3.19(a)
 "Holdco"                                          Preamble
 "HSR Act"                                         Section 2.3
 "Intellectual Property Rights"                    Section 3.16
 "Legal Advice"                                    Section 4.2(a)
 "Liens"                                           Section 3.2
 "Merger"                                          Recitals
 "Merger Consideration"                            Recitals
 "Merger Sub"                                      Preamble
 "Option Holder"                                   Section 5.4(a)
 "Parent"                                          Preamble
 "Paying Agent"                                    Section 1.7(a)
 "Proxy Statement"                                 Section 2.4
 "Purchase Plan Option"                            Section 5.4(b)
 "Real Estate"                                     Section 3.17(b)
 "Schedule 13e-3"                                  Section 2.4
 "SEC"                                             Section 2.4
 "Securities Act"                                  Section 3.6
 "Shares"                                          Recitals
 "Software"                                        Section 3.16
 "State Takeover Approvals"                        Section 2.3
 "Stockholder Agreement"                           Recitals
 "Stockholder Meeting"                             Section 5.1(a)
 "Superior Proposal"                               Section 4.2(a)
 "Surviving Corporation"                           Section 1.2
 "Takeover Proposal"                               Section 4.2(a)
 "Tax Return"                                      Section 3.10
 "Taxes"                                           Section 3.10
 "Termination Fee"                                 Section 5.3(b)
 "Top 25 Customers"                                Section 3.20(a)

           Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

           Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 5.2, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Sections 1.2 and 5.8 and except as expressly set forth in Sections 1.5, 1.7(a), 2.4, 4.2(b), 5.1, 5.5, 5.6, 5.9, 7.3 and 8.5 with respect to Bank
 One, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

           Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal or state court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection based on forum non conveniens or any other objection to venue thereof, and (iv) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

           Section 8.7 Assignment. Subject to Section 1.2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

           Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.
 Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

           Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.



           IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                    FIRST DATA CORPORATION


                                    By: /s/ David J. Treinen
                                       _______________________________
                                       Name:   David J. Treinen
                                       Title:  Senior Vice President


                                    FB MERGING CORPORATION


                                    By: /s/ David J. Treinen
                                       _______________________________
                                       Name:   David J. Treinen
                                       Title:  Senior Vice President



                                    PAYMENTECH, INC.


                                    By: /s/ Pamela H. Patsley
                                        _______________________________
                                       Name:   Pamela H. Patsley
                                       Title:  President and Chief
                                               Executive Officer





                                                                  Exhibit C


      As of the Effective Time, the Company Charter shall be amended to read in its entirety as follows:


 FIRST: The name of this corporation (hereinafter called the "Corporation") is

                              Paymentech, Inc.

 SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

 THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

 FOURTH: The amount of the total authorized capital stock of this Corporation is Ten Dollars ($10.00) divided into 1,000 shares, par value $0.01 per share.